Exhibit 99.1

SharpSpring Appoints Jason Costi to Board of Directors

GAINESVILLE, FL – April 21, 2021 – SharpSpring, Inc. (NASDAQ: SHSP), a leading cloud-based revenue growth platform, has appointed senior finance executive and capital markets veteran Jason Costi to its board of directors, effective April 20, 2021. Costi assumes the new role from David Buckel, who will not be standing for re-election at the Company’s upcoming annual shareholder meeting in June. Costi has also been named a member of the Company’s Audit, Nominating and Corporate Governance Committees. After these changes, SharpSpring’s board composition will remain at five total directors, four of whom are independent.

Costi brings a nearly 20 year background in investments, capital markets and finance, with a consistent track record of building businesses as an on-the-ground operator and private equity investor. Most recently, Costi has served as an interim Chief Financial Officer (CFO) and advisor for several disruptive growth companies across multiple industries, including consumer products, apparel, connected fitness, and home goods.

Costi previously served as CFO of Bonobos, a men’s apparel company and subsidiary of Walmart Inc., where he focused on acquiring new e-commerce companies for Walmart.com in addition to his duties in the CFO role. Prior to that, he led the finance and strategy teams for Casper Sleep, where he was responsible for the company’s global financial operations and corporate strategy, including accounting, financial planning and analysis, strategic initiatives, treasury, tax and investor relations. During his tenure, Casper grew from an early-stage company to a global, omni-channel sleep products enterprise with nearly $400 million of revenue.

Before joining Casper, Costi spent more than 10 years in financial management, investing and strategic operations, including roles at BlackRock, Tower Three Partners and The Carlyle Group. He began his career in investment banking at Bear Stearns and The Blackstone Group.

Costi graduated with distinction from Emory University, where he received a Bachelor of Business Administration, Concentration in Finance. Costi also received an M.B.A. from Harvard Business School.

“Jason brings the perfect blend of finance, operations and investing experience to our senior leadership team, and we’re looking forward to having him on board,” said SharpSpring CEO Rick Carlson. “As we continue to expand our addressable market through new technologies and pricing strategies, we’ll be looking to leverage Jason’s extensive background in various industries to maximize our potential, optimize our cost structures and improve our go-to-market motions. SharpSpring continues to evolve into a leading revenue growth platform, and we are committed to reaching a wider range of customers with innovative tools and services to help them grow their businesses.”

Costi added: “I appreciate the support from Rick and the SharpSpring board as the newest member of the team. In my prior roles, I’ve had direct operational involvement in working with and leading the finance teams for high-growth companies at similar stages of development. Based on my experience, I can confidently say that marketing automation and the revenue growth tools SharpSpring provides can help businesses of all sizes in nearly all industries. Going forward, I will look to apply my unique background to support the Company’s long-term expansion efforts.”

Carlson added: “I’d also like to thank David for his years of service to our organization. We understand and respect his decision to step down at the end of this term and wish him the best in his future endeavors.”

About SharpSpring, Inc.
SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated, global and affordable revenue growth platform delivered via a cloud-based Software-as-a-Service (SaaS) solution. More than 10,000 businesses around the world rely on SharpSpring platforms to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

Company Contact:
Aaron Jackson
Chief Financial Officer
Phone: 352-448-0967
Email: IR@sharpspring.com

Investor Relations:
Gateway Investor Relations
Matt Glover or Tom Colton
Phone: 949-574-3860
Email: SHSP@gatewayir.com